Exhibit 4.2

NOMURA AMERICA FINANCE, LLC

Issuer

AND

NOMURA HOLDINGS, INC.

Guarantor

TO

DEUTSCHE BANK TRUST COMPANY AMERICAS

Trustee

First Supplemental Indenture

Dated as of February 24, 2014

FIRST SUPPLEMENTAL INDENTURE, dated as of February 24, 2014 (this “Supplemental Indenture”), among Nomura America Finance, LLC, a Delaware limited liability company (herein called the “Company”), having its principal office at Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316; Nomura Holdings, Inc., a joint stock corporation duly incorporated and existing under the laws of Japan (herein called the “Guarantor”), having its registered head office at 9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo 103-8645, Japan, and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (herein called the “Trustee”).

WHEREAS, the Company, the Guarantor and the Trustee previously entered into an Indenture, dated as of September 30, 2010 (the “Original Indenture”), pursuant to which the Company has issued and intends in the future to issue Securities guaranteed by the Guarantor (capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Original Indenture);

WHEREAS, pursuant to Section 901(10) of the Original Indenture, the Company wishes to amend clause (i) of the definition of “Officers’ Certificate” in the Original Indenture to clarify the requirements thereof;

WHEREAS, the Company has by Resolution authorized the execution of this Supplemental Indenture;

WHEREAS, the Trustee has received an Officers’ Certificate (without giving effect to this Supplemental Indenture) from the Company pursuant to Section 102 of the Original Indenture and an Opinion of Counsel pursuant to Section 903 of the Original Indenture;

NOW, THEREFORE, the parties hereto agree as follows:

Section 101.          Amendment to Definition of Officers’ Certificate.

Clause (i) of the definition of Officers’ Certificate as set forth in Section 101 of the Original Indenture is hereby amended and restated as follows:

“(i) in the case of the Company, a certificate signed by the Chief Executive Officer, the Chief Financial Officer, any Managing Director, any Executive Director or any Authorized Officer, and delivered to the Trustee from time to time, and”

Section 102.          Governing Law.

This Supplemental Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

Section 103.          Effect of Supplemental Indenture.

Upon the execution of this Supplemental Indenture, the Original Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Original Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby. All provisions of the Original Indenture, unless specifically amended hereby, are hereby ratified in all respects and shall remain in full force and effect.

Section 104.          Trustee’s Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or the Guarantor by action or otherwise, (iii) the due execution hereof by the Company or the Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

NOMURA AMERICA FINANCE, LLC,
as Issuer

By	/s/ Ralph M. Mattone
	Name:	Ralph M. Mattone
	Title:	Managing Director

NOMURA HOLDINGS, INC.,
as Guarantor

By	/s/ Kenji Tsuge
	Name:	Kenji Tsuge
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By	/s/ Randy Kahn
	Name:	Randy Kahn
	Title:	Vice President